Exhibit 10.4

Fixed-Term Building Lease Agreement

(Table of Key Contract Terms)

Landlord	Sumitomo Realty & Development Co., Ltd. (“Sumitomo”)
Tenant	Pixie Dust Technologies, Inc. (“Pixie Dust”)

1. Building		Name	Sumitomo Fudosan Suidobashi Nishiguchi Bldg.
		Address	2-20-5 Kanda-misakicho, Chiyoda-ku, Tokyo

2. Premises (indicated in the attached drawing)		Floors	3F, 4F, 7F
		Floor area	1,056.90 m2 (319.72 tsubo)
		Floor area for each floor	7F 352.30 m2 4F 352.30 m2 3F 352.30 m2

3. Lease Terms		(i) Intended use	Office
		(ii) Lease term	May 1, 2022 to December 31, 2023
	Rent	(iii) Rent	JPY 7,193,710 per month (JPY 22,500 per 3.3057 m2, and fractional amount is rounded off)
		(iv) Payment method	By bank transfer to Sumitomo’s designated account (bank transfer fee will be borne by Pixie Dust)
		(v) Payment due date	Pay next month’s rent by the 20th day of each month
		(vi) Common area charges	JPY 1,598,601 per month (JPY 5,000 per 3.3057 m2, and fractional amount is rounded off)
(vii) Security deposit

JPY 105,507,000

(JPY 330,000 per 3.3057 m2, and amount less than JPY 1,000 is rounded off)

Regarding the security deposit set forth above, JPY 70,338,000, which is the amount of the security deposit specified in Article 8 of the Sumitomo Fudosan Suidobashi Nishiguchi Bldg. Fixed-Term Building Lease Agreement dated December 21, 2020 and that has already been deposited, will be applied on May 1, 2022, and Pixie Dust shall deposit the difference (JPY 35,169,000) to Sumitomo by the time of execution of this Agreement.

		(viii) Notice of expiration of term	Between 1 year to 6 months before the expiration of the contract term.
		(ix) Early termination	No

Sumitomo and Pixie Dust have entered into a fixed-term building lease agreement (this “Agreement”) provided for in Article 38 of the Act on Land and Building Leases (the “Act”) for the Premises inside the Building according to the terms set forth below.

IN WITNESS WHEREOF, Sumitomo and Pixie Dust have executed this Agreement in duplicate by placing their names and seals hereon, and each party shall retain one copy.

June 28, 2021

SUMITOMO:	Kojun Nishima [Stamped Seal] President & Director Sumitomo Realty and Development Co., Ltd. 2-4-1 Nishi-shinjuku Shinjuku-ku, Tokyo

PIXIE DUST:	Yoichi Ochiai [Stamped Seal] Representative Director Pixie Dust Technologies, Inc. 2-20-5 Kanda-misakicho Chiyoda-ku, Tokyo

Special Provisions

1.

Effective April 30, 2022, Sumitomo and Pixie Dust agree to terminate the Sumitomo Fudosan Suidobashi Nishiguchi Bldg. Fixed-Term Building Lease Agreement, dated December 21, 2020, between Sumitomo and Pixie Dust.

2.

Even before the commencement of the lease term set forth in Article 3 of this Agreement, Pixie Dust may use the 7th floor portion on and after July 1, 2021 by obtaining Sumitomo’s consent and paying to Sumitomo the costs set forth in Article 7 of this Agreement. The use of the 7th floor portion will also include the commencement of move-in construction.

3.

Pixie Dust shall take the necessary and sufficient measures against conceivable noise, vibration, and odor with respect to a lab or the like set up by Pixie Dust inside the Premises (any portion other than those used for normal work), but if there is any complaint from Sumitomo or other tenants, Pixie Dust shall immediately discontinue its use and refrain from using until Sumitomo has investigated the situation and given its approval. In cases where costs will be incurred for the investigation and measures will be taken, such costs shall be borne by Pixie Dust.

Article 1 (Premises)

Sumitomo leases to Pixie Dust, and Pixie Dust leases from Sumitomo, the Premises set forth in Item 2 of the Table of Key Contract Terms (the “Table of Terms”).

Article 2 (Intended Use)

Pixie Dust shall use the Premises for only the purpose set forth in Item 3(i) of the Table of Terms and shall not use the Premises for any other purpose.

Article 3 (Lease Term)

1.	The lease term will be as set forth in Item 3(ii) of the Table of Terms.

2.	This Agreement will terminate by expiration of the lease term under the preceding paragraph and will not renew.

3.	During the period set forth in Item 3(viii) of the Table of Terms, Sumitomo shall give written notice to Pixie Dust that this Agreement will terminate by expiration of the lease term.

Article 4 (No Termination)

From the execution of this Agreement until the expiration date of the lease term, Sumitomo and Pixie Dust shall not terminate this Agreement; provided, however, that if Pixie Dust wishes to terminate this Agreement and Sumitomo agrees to such termination, Pixie Dust may terminate this Agreement by paying to Sumitomo the rent and the amount equal to the common area charges for the remaining term of this Agreement.

Article 5 (Rent)

The rent will be as set forth in Item 3(iii) of the Table of Terms and will be paid, along with the amount equal to the consumption tax, according to the method set forth in Items 3(iv) and (v) of the Table of Terms. The bank transfer fee will be borne by Pixie Dust, and the rent for a period of less than one month will be the amount prorated based on the actual number of days in such month.

Article 6 (Common Area Charges)

In addition to the rent set forth in the preceding Article, Pixie Dust shall pay the common area charges in Item 3(vi) of the Table of Terms as the maintenance costs for the common areas (the “Common Area Charges”), plus the amount equal to the consumption tax, in the same manner as the rent. The Common Area Charges for a period of less than 1 month will be the amount prorated based on the actual number of days in such month.

Article 7 (Costs to Be Borne by Pixie Dust)

Pixie Dust shall bear the following costs in connection with the use of the Premises, and upon Sumitomo’s request, shall pay such costs by bank transfer to the bank account designated by Sumitomo by the date specified by Sumitomo. The bank transfer fee will be borne by Pixie Dust.

(1)	Electricity charges for lighting, air conditioning, and other equipment inside the Premises

(2)	Water charges for inside the Premises

(3)	Cleaning and sanitation fees for inside the Premises

(4)	Other fees and payments that should be borne by Pixie Dust

(5)	Amount equal to the consumption tax on items (1) through (4) above

Article 8 (Security Deposit)

1.

The security deposit will be as set forth in Item 3(vii) of the Table of Terms, and Pixie Dust shall deposit this amount to Sumitomo interest-free by bank transfer to the bank account designated by Sumitomo by the due date set forth in Item 3(vii) of the Table of Terms.

2.	Pixie Dust shall not assign to a third party, or furnish as collateral, the right to claim the return of the security deposit.

3.	Pixie Dust shall not claim a setoff of the rent or any other debt to Sumitomo against the security deposit.

4.

Upon the termination of this Agreement for any reason, if there is rent or any other debt (including the costs of the move-in construction for the Premises, construction for alteration of original condition, and construction for restoration of original condition, etc.) that has not been paid by Pixie Dust, Sumitomo will apply the security deposit to the repayment of such debt, and if there is any remaining amount, Sumitomo shall return such amount to Pixie Dust after Pixie Dust has fully surrendered the Premises.

5.

If Pixie Dust has multiple outstanding debt to Sumitomo under the preceding paragraph and the total amount of the outstanding debt exceeds the amount of the security deposit, Sumitomo may designate the order in which the security deposit will be applied to Pixie Dust’s outstanding debt.

6.

Even during the lease term, if there is rent or any other debt (including the costs of the move-in construction for the Premises, construction for alteration of original condition, etc.) that has not been paid by Pixie Dust, Sumitomo may apply the security deposit to such debt after giving notice to Pixie Dust. In such cases, promptly after the application, Pixie Dust shall additionally deposit the same amount of security deposit as the amount applied.

Article 9 (Duty of Care of a Prudent Manager)

Pixie Dust shall use the Premises and the common areas with the care of a prudent manager.

Article 10 (Prohibited Conduct, Etc.)

Pixie Dust shall not engage in the following conduct:

(1)	Assign to a third party, or furnish as collateral, its rights under this Agreement.

(2)	Sublease to a third party or allow a third party to use all or a portion of the Premises.

(3)	Allow a third party to co-occupy the Premises or display the name of an occupant other than Pixie Dust except when Sumitomo’s prior written consent is obtained.

(4)	Conduct that will cause an inconvenience to other tenants and users of the Building and all other conduct that will damage the Building including the Premises.

Article 11 (Alteration of Original Condition)

1.

If Pixie Dust wishes to take the actions listed below at its own convenience, Pixie Dust shall not commence such action without Sumitomo’s prior written consent, and even when Sumitomo’s consent is obtained, all costs required for such action will be borne by Pixie Dust:

(1)	Create, add, or modify partitions, interior, or other fixtures inside the Premises

(2)	Create, add, or modify electrical, water, air conditioning, or other equipment

(3)	Install or expand a vault, computer, or other heavy objects or equipment with high capacitance

(4)	Post a sign, display the company name, or advertise

2.	Construction for the preceding paragraph will be performed by Sumitomo or the designer and builder designated by Sumitomo, and Pixie Dust shall place an order with Sumitomo for such construction.

3.

The real estate acquisition tax, fixed property tax, and other taxes and governmental charges on the fixtures and equipment referred to in paragraph 1 will be borne by Pixie Dust regardless of the person to whom it is assessed.

Article 12 (Work)

Pixie Dust shall, in principle, contract out the cleaning work and other work for the Premises to a vendor designated by Sumitomo.

Article 13 (Management Rules)

Pixie Dust shall faithfully comply with the Building management rules established by Sumitomo.

Article 14 (Damages)

1.

If bodily harm or property damage is caused to the Building, Sumitomo, or third parties such as other tenants due to the willful misconduct or negligence of Pixie Dust or its agent, employee, contractor, visitor, or any other person related to Pixie Dust, Pixie Dust shall compensate for all damages suffered as a result.

2.	Pixie Dust shall not make any claim against Sumitomo for damages suffered by Pixie Dust due to the willful misconduct or negligence of another tenant or other third party.

3.

If Pixie Dust fails to pay rent or any other monetary obligation, Pixie Dust shall pay to Sumitomo a late payment charge on the amount payable in full at a daily interest rate of 0.05% for the period from the day after the payment due date until the date of payment in full.

Article 15 (Exclusion of Liability of Sumitomo)

1.

Sumitomo will not be liable for any damages suffered by Pixie Dust due to an earthquake, fire, wind and flood damage, act of terrorism, or any other disaster caused by a force majeure event or a failure of equipment, theft, loss, power outage, water leakage, or district heating and cooling outage that is not caused by Sumitomo’s willful misconduct or gross negligence.

2.

Even if Pixie Dust has no choice but to suspend the use of the common areas or a portion of the Premises or is subject to usage restrictions during the period of repair, renovation, or other construction of the Building to be performed by Sumitomo due to a compelling or reasonable cause, Pixie Dust shall not make any claims against Sumitomo; provided, however, that when performing construction, Sumitomo shall inform Pixie Dust in advance and in writing of the scale of the construction, period of construction, and the reason why the construction is necessary, and if the degree or period of the suspension or restrictions on use by Pixie Dust is extreme, Sumitomo shall consult with Pixie Dust and decide on the handling of the situation.

3.	Sumitomo makes no warranty with respect to the normal running or operation of equipment installed in the Building by Pixie Dust.

4.

Sumitomo’s liability for damages under this Agreement will be limited to the compensation of direct and ordinary damages actually suffered by Pixie Dust, and Sumitomo shall not be liable for loss of opportunities and other lost profits.

5.	Sumitomo’s liability for damages will be limited to the coverage of the property and casualty insurance obtained by Sumitomo.

Article 16 (Access)

1.

If Sumitomo or its designee determines that it is necessary for the management of the Building, it may enter and inspect the Premises after notifying Pixie Dust accordingly and take the appropriate measures, and Pixie Dust shall cooperate with the measures to be taken by Sumitomo.

2.

If a person who desires to newly rent the Premises will be viewing the Premises during the term of this Agreement, Sumitomo and the person viewing the Premises may enter the Premises after obtaining Pixie Dust’s consent in advance.

3.

If there is a need to prevent the spread of fire or in the case of any other emergency, Sumitomo may enter the Premises and take the appropriate measures without notifying Pixie Dust in advance. In such cases, Sumitomo shall subsequently notify Pixie Dust accordingly.

Article 17 (Repairs)

1.	If there are parts that require repair due to damage or failure of fixtures and equipment on the Premises and in the Building, Pixie Dust shall promptly notify Sumitomo.

2.

Repairs that Sumitomo determines to be necessary for maintenance of the Building upon the notice under the preceding paragraph will be performed by Sumitomo at its own expense, and the foregoing will also apply to repairs that Sumitomo determines to be necessary and performs, even without any notice from Pixie Dust.

3.	Notwithstanding the provisions of the preceding paragraph, the costs of the following repairs will be borne by Pixie Dust:

(1)	Repairs of doors, windows, blinds, glass, lighting equipment, switches, electrical outlets, and accessories inside the Premises

(2)	Minor repairs of the walls, ceiling, floor, or the like inside the Premises (including painting and reupholstering)

(3)	Repairs of damage and the like that occur due to a reason attributable to the fault of Pixie Dust

(4)	Repairs of fixtures and equipment owned by Pixie Dust

4.

Even in cases where Pixie Dust, at its own responsibility and expense, will be performing a repair of fixtures and equipment installed inside the Premises pursuant to Article 11, it shall do so after obtaining Sumitomo’s prior written approval regarding the method of such repair; provided, however, that in the case of an urgent or emergency situation, Pixie Dust shall obtain Sumitomo’s approval promptly afterwards.

Article 18 (Notice of Change in Registered Matters, Etc.)

If there is a change in Pixie Dust’s head office, trade name, or representative, Pixie Dust shall give written notice to Sumitomo of such change without delay.

Article 19 (Termination of Agreement)

1.	If there is any conduct or fact that falls under any of the items below, Sumitomo may immediately terminate this Agreement without a demand to cure or any other procedure:

(1)	Pixie Dust fails to pay the rent, Common Area Charges, etc. when due.

(2)	Pixie Dust commits an act that breaches this Agreement or an agreement incidental thereto.

(3)	Pixie Dust does not use the Premises for 2 or more consecutive months without good cause.

(4)

Pixie Dust receives or files a petition for the commencement of bankruptcy proceedings, commencement of civil rehabilitation proceedings, commencement of corporate reorganization proceedings, commencement of special liquidation, or any other insolvency proceedings similar thereto (including those enacted on or after the execution date of this Agreement).

(5)	Pixie Dust receives a suspension of transactions from a clearinghouse.

(6)	Pixie Dust receives a petition for compulsory execution or public auction, temporary restraining order, procedure for the collection of delinquent taxes, or the like.

(7)	Pixie Dust significantly interferes with another tenant’s possession or use.

(8)	There is a material change in Pixie Dust’s assets, reputation, or business, and Sumitomo determines that it would be difficult to continue this Agreement.

2.

If Sumitomo terminates this Agreement pursuant to the preceding paragraph, Pixie Dust shall pay to Sumitomo the amount equal to the rent and Common Area Charges for the remaining term of this Agreement as a penalty; provided, however, that the foregoing will not preclude Sumitomo from claiming damages.

Article 20 (Exclusion of Antisocial Forces)

1.	From the execution of this Agreement until the termination hereof, each of Sumitomo and Pixie Dust promises to the other party that:

(1)

it is not an organized crime group, entity affiliated with an organized crime group, corporate racketeer (sokaiya), or a person equivalent thereto or a member thereof (collectively, “Antisocial Force”);

(2)	none of its officers (executive members, directors, executive officers, or other persons equivalent thereto) is an Antisocial Force; and

(3)	it is not entering into this Agreement by allowing an Antisocial Force to use the party’s name.

2.	Pixie Dust shall not engage in any of the following conduct when using the Building:

(1)	Use, or cause a third party to use, the Building as an office or other base of operations of an Antisocial Force.

(2)	Cause Sumitomo, other tenants, nearby residents, or passersby to feel uneasy by engaging in an exceedingly rude or violent behavior or displaying power in or around the Building.

(3)	Allow an Antisocial Force to use the Building or allow an Antisocial Force to enter and leave the Building.

3.	Pixie Dust shall cause a co-occupant provided for in Section 10(3) of this Agreement who has been approved in writing by Sumitomo to comply with this Article.

4.	If either Sumitomo or Pixie Dust breaches any of paragraph 1 through the preceding paragraph, the other party may terminate this Agreement without any demand to cure or other procedure.

5.

If Sumitomo or Pixie Dust terminates this Agreement pursuant to the preceding paragraph, the breaching party shall immediately pay to the other party the penalty set forth in Section 19.2; provided, however, that this will not preclude the other party from claiming damages.

Article 21 (Surrender)

Upon the termination of this Agreement for any reason, except in the case of Article 23, Pixie Dust shall surrender the Premises to Sumitomo by the termination date of this Agreement in accordance with each of the following items:

(1)

By the termination of this Agreement, Pixie Dust shall, through Sumitomo or its designated vendor at Pixie Dust’s expense, restore the Premises and the Building to their original condition by promptly removing the fixtures, equipment, and other property owned by Pixie Dust that were created or added to the Premises and the Building, refinishing of the floor of the Premises, replacing the lighting fixture, and repainting the walls and ceiling. “Original condition” as used in this Agreement means the state of completion of construction A (standard construction) stated in the standard specifications of the office of the Building; provided, however, that the Premises may be surrendered as-is if Sumitomo’s consent is obtained.

(2)

If Pixie Dust fails to restore the original condition by the time of the termination of this Agreement, Sumitomo may restore the original condition at Pixie Dust’s expense; provided, however, that property left behind by Pixie Dust, Pixie Dust will be deemed to have transferred the title to such abandoned property to Sumitomo at no charge or relinquished such title, and Sumitomo may dispose such property at its discretion. The costs required for the disposal of such abandoned property will be borne by Pixie Dust.

(3)

When surrendering the Premises, regardless of the reason or pretext, Pixie Dust shall not request a purchase of the fixtures and equipment created or added to the Premises and the Building by Pixie Dust or demand a reimbursement of incurred expenses, relocation compensation, eviction compensation, or other compensation, or other similar fees.

(4)

If Pixie Dust fails to surrender the Premises upon the termination of this Agreement, Pixie Dust shall pay to Sumitomo damages of double the amount equal to the prorated rent and the amount equal to the Common Area Charges, electricity charges, water charges, and other costs for the period from the day after the termination of this Agreement until the date on which the surrender is completed, and if Sumitomo suffers damages due to such delay, Pixie Dust shall compensate for such damages.

Article 22 (Statutory Termination)

The provisions of Article 4 and the preceding Article will automatically apply in cases where this Agreement is terminated by Pixie Dust (including Pixie Dust’s receiver, etc.) pursuant to the provisions of the Bankruptcy Act, Civil Rehabilitation Act, Corporate Reorganization Act, or similar insolvency proceedings (including those enacted on or after the execution date of this Agreement).

Article 23 (Automatic Termination of Agreement)

If all or a portion of the Building is destroyed or damaged due to a natural disaster or any other force majeure and it becomes impossible to use the Premises or the repair of such damage would require significant costs, this Agreement will automatically terminate.

Article 24 (Execution of Renewal Agreement)

If Sumitomo and Pixie Dust agree, at least 6 months before the expiration date of the term, on a new fixed-term building lease agreement which will commence on the day after the expiration date of the lease term (“Renewal Agreement”), they may enter into a Renewal Agreement.

Article 25 (Entire Agreement)

This Agreement sets forth the entire agreement of the parties as of the execution date, and unless expressly provided herein, discussions and agreements between the parties or documents, offers, and the like that a party has provided to the other party prior to the execution of this Agreement will not constitute agreements between the parties.

Article 26 (Modification of this Agreement)

This Agreement may only be modified by written agreement between the parties.

Article 27 (Jurisdiction)

Lawsuits regarding this Agreement will be subject to the jurisdiction of the Tokyo District Court.

Article 28 (Governing Law)

This Agreement is governed by and subject exclusively to the laws of Japan.

Article 29 (Compliance with Confidentiality Obligations)

Sumitomo and Pixie Dust shall comply with the confidentiality obligations regarding the contents of this Agreement and shall not leak such contents to related persons and third parties for any reason whatsoever.

Article 30 (Principle of Good Faith and Fair Dealing)

If a question arises with respect to a matter not provided for in this Agreement, Sumitomo and Pixie Dust shall consult with each other and resolve such question in accordance with the principle of good faith and fair dealing.